Exhibit 99.1        Press Release dated October 24, 2022

SIMPSON MANUFACTURING CO., INC. ANNOUNCES 2022 THIRD QUARTER FINANCIAL RESULTS

Pleasanton, CA – October 24, 2022

●	Net sales of $553.7 million increased 39.6% year-over-year
●	Income from operations of $122.8 million increased 22.1% year-over-year
●	Diluted earnings per share of $2.06 increased 20.8% year-over-year
●	Repurchased $28.3 million of the Company's common stock during the quarter

Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD), an industry leader in engineered structural connectors and building solutions, today announced its financial results for the third quarter of 2022. Refer to the “Segment and Product Group Information” table below for additional segment information (including information about the Company’s Asia/Pacific segment and Administrative and All Other segment).

Beginning in 2022, the Company changed its presentation for both the North America and the Administrative and all other segment's statement of operations to display allocated expenses and management fees as a separate item below income from operations. During 2021, allocated expenses and management fees between the two segments were previously included in operating expenses and in income from operations and have been adjusted herein to conform to the 2022 presentation. Consolidated income from operations, income before tax and net income for all periods presented below are not affected by the change in presentation.

All comparisons below (which are generally indicated by words such as “increased,” “decreased,” “remained,” or “compared to”), unless otherwise noted, are comparing the quarter ended September 30, 2022, with the quarter ended September 30, 2021 and include the results of the acquisition of FIXCO Invest S.A.S ("ETANCO") on April 1, 2022.

2022 Third Quarter Financial Highlights

•Consolidated net sales of $553.7 million increased 39.6% from $396.7 million.
◦North America net sales of $437.8 million increased 29.3% from $338.6 million, mostly due to product price increases throughout 2021 in an effort to offset rising raw material costs, as well as higher sales volume.
◦Europe net sales of $111.9 million increased 104.1% from $54.8 million, primarily due to the acquisition of ETANCO, which contributed $67.5 million in net sales, along with product price increases, mostly offset by lower volumes and the negative effect of approximately $7.9 million in foreign currency translation.

•Consolidated gross profit of $244.5 million increased 23.5% from $198.0 million. Gross margin decreased to 44.2% from 49.9%.
◦North America gross margin decreased to 47.5% from 52.1%, primarily from higher raw material costs, factory and overhead and labor, as a percentage of net sales, partly offset by product price increases throughout 2021.
◦Europe gross margin decreased to 31.5% from 37.7%. Europe gross profit of $35.2 million included $19.4 million from the acquisition of ETANCO, which is net of a non-recurring $2.9 million in fair-value adjustments for inventory costs as a result of purchase accounting.

•Consolidated income from operations of $122.8 million increased 22.1% from $100.6 million. The increase was primarily due to the increase in consolidated gross profit, partly offset by higher operating expenses, including $15.7 million attributable to ETANCO, and $1.9 million for integration costs also related to ETANCO. Consolidated operating margin decreased to 22.2% from 25.4%.
◦North America income from operations of $127.3 million increased $27.1 million from $100.2 million. The increase was primarily due to higher gross profit with operating expenses nearly flat.
◦Europe income from operations of $6.1 million decreased $1.4 million from $7.5 million. This includes ETANCO's operating income of $1.8 million which is net of $2.9 million in inventory adjustments as noted above, $4.2 million of amortization expense on acquired intangible assets and $1.9 million for integration costs for a total of $9.0 million. The Company continues to work on integrating ETANCO into its operations. Plans have been developed to realize the Company’s previously identified synergies in the years ahead which will result in additional costs in 2022 and 2023. The Company remains well positioned to capture meaningful benefits from the synergies, subject to changing macroeconomic circumstances, which will delay some of the synergy opportunities.

•Net income was $88.2 million, or $2.06 per diluted share of the Company's common stock, compared to net income of $73.8 million, or $1.70 per diluted share. Net income for the quarter ended September 30, 2022, includes $3.0 million of net interest expense primarily on the Company’s borrowings for its acquisition of ETANCO.

•Cash flow provided by operating activities increased approximately $79.5 million from $40.5 million to $120.0 million, primarily from increases in net income and a decrease in working capital.

•Cash flow used in investing activities decreased approximately $4.1 million from $15.0 million to $10.9 million. Capital expenditures were approximately $10.0 million compared to $12.0 million.

Management Commentary

"Solid operational execution against our strategic plan during the third quarter led to continued strong financial results despite the challenging macroeconomic backdrop,” commented Karen Colonias, Chief Executive Officer of Simpson Manufacturing Co., Inc. “Positive trends for both volume and pricing led to increased net sales in North America over the prior year quarter, which had lower volume. In Europe, sales benefitted primarily from the contribution from ETANCO, which we have continued to successfully integrate on-track with our internal plan. In addition, we made solid traction during the quarter by advancing our key growth initiatives forward and continuing to educate building industry professionals on the benefits of Simpson’s solutions which resulted in key wins for mass timber and building technology.”

Ms. Colonias concluded, “I believe the Company is well-positioned to grow and thrive in the years ahead given the strength of our people, culture and values, as well as our diversified portfolio of solutions for our customers. To drive longer-term growth, we are focused on facility upgrades and expansions to ensure we have ample capacity to meet our customers’ needs locally as well as to improve our service, production efficiencies and safety in the workplace. I am confident we can continue our above market growth relative to U.S. housing starts in fiscal 2022 and that we can achieve our 2025 Company Ambitions, even when considering softer housing market forecasts.”

Corporate Developments

•On September 8, 2022, the Company announced that Karen Colonias will step down from her position as Chief Executive Officer as part of Simpson's planned leadership succession, effective December 31, 2022. Simpson's Board of Directors unanimously elected Michael Olosky, 54, current President and Chief Operating Officer, to succeed Ms. Colonias as Chief Executive Officer, effective January 1, 2023. In connection with his promotion, Mr. Olosky will also join the Company's board of directors on January 1, 2023. Ms. Colonias will remain employed as an Executive Advisor to assist with a smooth and orderly transition until her retirement on June 30, 2023. Ms. Colonias will continue to serve as a member of Simpson's board of directors until the 2023 annual meeting of stockholders.

•During the third quarter of 2022, the Company repurchased 308,500 shares of common stock in the open market at an average price of $91.67 per share, for a total of $28.3 million. As of September 30, 2022, approximately $25.4 million remained available for repurchase under the Company's previously announced $100.0 million share repurchase authorization (which expires at the end of 2022).

•On October 21, 2022, the Company’s Board of Directors (the "Board") declared a quarterly cash dividend of $0.26 per share, estimated to be $11.1 million in total. The dividend will be payable on January 26, 2023, to the Company's stockholders of record on January 5, 2023.

Business Outlook

The Company has updated its 2022 financial outlook based on three quarters of financial information, which includes the acquisition of ETANCO, to reflect its latest expectations regarding demand trends, raw material costs and operating expenses. Based on business trends and conditions as of today, October 24, 2022, the Company's outlook for the full fiscal year ending December 31, 2022 is as follows:

•Operating margin is expected to be in the range of 20.0% to 21.0%, in-line with its more recent historical average as the Company has better visibility on raw material costs and expected results from its acquisition of ETANCO. The revised outlook includes $16.0 to $18.0 million in expected integration and transaction costs for the acquisition.

•Interest expense on the outstanding $250.0 million Revolving Credit Facility and Term Loans, which had initial borrowings of $450.0 million, is expected to be approximately $9.8 million, including the benefit from interest rate and cross currency swaps mitigating substantially all of the volatility from changes in interest rates.

•The effective tax rate is expected to be in the range of 25.0% to 26.0%.

•Capital expenditures are expected to be in the range of $55.0 million to $65.0 million.

Conference Call Details

Investors, analysts and other interested parties are invited to join the Company’s third quarter of 2022 financial results conference call on Monday, October 24, 2022, at 5:00 pm Eastern Time (2:00 pm Pacific Time). To participate, callers may dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time. The call will be webcast simultaneously and can be accessed through https://viavid.webcasts.com/starthere.jsp?ei=1573952&tp_key=bb5a74da29 or a link on the Company’s website at ir.simpsonmfg.com. For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 8:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Monday, November 7, 2022, by dialing (844) 512–2921 (U.S. and Canada) or (412) 317–6671 (International) and entering the conference ID: 1373330. The webcast will remain posted on the Investor Relations section of Simpson's website at ir.simpsonmfg.com for 90 days.

A copy of this earnings release will be available prior to the call, accessible through the Investor Relations section of the Company's website at ir.simpsonmfg.com.

About Simpson Manufacturing Co., Inc.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiaries, including Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shear walls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company primarily supplies its building product solutions to both the residential and commercial markets in North America and Europe. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

Copies of Simpson Manufacturing's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's web site on the same day they are filed with the SEC. To view these filings, visit the Investor Relations section of the Company's web site at ir.simpsonmfg.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 2IE of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified by words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "outlook," "target," "continue," "predict," "project," "change," "result," "future," "will," "could," "can," "may," "likely," "potentially," or similar expressions that concern our strategy, plans, expectations or intentions. Forward-looking statements are all statements other than those of historical fact and include, but are not limited to, statements about future financial and operating results, our plans, objectives, business outlook, priorities, expectations and intentions, expectations for sales and market growth, comparable sales, earnings and performance, stockholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for services, share repurchases, the integration of the acquisition of ETANCO, our strategic initiatives, including the impact of these initiatives on our strategic and operational plans and financial results, and any statement of an assumption underlying any of the foregoing. Although we believe that the expectations, opinions, projections and comments reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and we can give no assurance that such statements will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

Forward-looking statements are subject to inherent uncertainties, risks and other factors that are difficult to predict and could cause our actual results to vary in material respects from what we have expressed or implied by these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those expressed in our forward-looking statements include the prolonged impact of the COVID-19 pandemic on our operations and supply chain, the operations of our customers, suppliers and business partners, and the successful integration of ETANCO, as well as those discussed in the "Risk Factors" and " Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other reports we file with the SEC.

We caution that you should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are urged to carefully review and consider the various disclosures made in our reports filed with the SEC that advise of the risks and factors that may affect our business, results of operations and financial condition.

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net sales	$553,662	$396,738	$1,640,464	$1,154,661
Cost of sales	309,139	198,706	899,828	597,901
Gross profit	244,523	198,032	740,636	556,760
Research and development and engineering expense	17,084	14,562	49,892	43,321
Selling expense	42,539	35,063	124,449	99,053
General and administrative expense	60,319	47,792	172,511	143,767
Total operating expenses	119,942	97,417	346,852	286,141
Acquisition and integration related costs	1,866	—	14,681	—
Gain on disposal of assets	(100)	(4)	(1,227)	(112)
Income from operations	122,815	100,619	380,330	270,731
Interest expense, net and other	(2,983)	(314)	(6,568)	(1,079)
Other & foreign exchange loss, net	(1,707)	(532)	(3,814)	(4,180)
Income before taxes	118,125	99,773	369,948	265,472
Provision for income taxes	29,882	25,995	93,559	68,822
Net income	$88,243	$73,778	$276,389	$196,650
Earnings per common share:
Basic	$2.06	$1.70	$6.42	$4.54
Diluted	$2.06	$1.70	$6.40	$4.51
Weighted average shares outstanding:
Basic	42,813	43,276	43,044	43,362
Diluted	42,916	43,485	43,173	43,575
Cash dividend declared per common share	$0.26	$0.25	$0.77	$0.73
Other data:
Depreciation and amortization	$16,197	$10,439	$44,521	$33,192
Pre-tax equity-based compensation expense	$3,546	$3,146	$12,986	$13,391

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Condensed Balance Sheets
(In thousands)

	September 30,		December 31,
	2022	2021	2021
Cash and cash equivalents	$309,262	$294,180	$301,155
Trade accounts receivable, net	334,449	236,535	231,021
Inventories	540,020	385,512	443,756
Other current assets	48,416	33,427	22,903
Total current assets	1,232,147	949,654	998,835
Property, plant and equipment, net	341,233	255,547	259,869
Operating lease right-of-use assets	48,196	41,513	45,438
Goodwill	467,990	133,495	134,022
Intangible assets, net	330,533	22,077	26,269
Other noncurrent assets	84,159	19,783	19,692
Total assets	$2,504,258	$1,422,069	$1,484,125
Trade accounts payable	$98,646	$62,405	$57,215
Long-term debt, current portion	22,500	—	—
Accrued liabilities and other current liabilities	225,020	183,072	187,387
Total current liabilities	346,166	245,477	244,602
Operating lease liabilities, net of current portion	38,650	33,063	37,091
Long-term debt, net of current portion	660,164	—	—
Deferred income tax and other long-term liabilities	121,723	20,526	18,434
Stockholders' equity	1,337,555	1,123,003	1,183,998
Total liabilities and stockholders' equity	$2,504,258	$1,422,069	$1,484,125

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Segment and Product Group Information
(In thousands)

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
	2022	2021	change*	2022	2021	change*
Net Sales by Reporting Segment
North America	$437,770	$338,591	29.3%	$1,332,911	$989,711	34.7%
Percentage of total net sales	79.1%	85.3%		81.3%	85.7%
Europe	111,903	54,832	104.1%	296,592	155,567	90.7%
Percentage of total net sales	20.2%	13.8%		18.1%	13.5%
Asia/Pacific	3,989	3,315	20.3%	10,961	9,383	16.8%
	$553,662	$396,738	39.6%	$1,640,464	$1,154,661	42.1%
Net Sales by Product Group**
Wood Construction	$478,554	$338,896	41.2%	$1,428,745	$996,261	43.4%
Percentage of total net sales	86.4%	85.4%		87.1%	86.3%
Concrete Construction	74,933	57,589	30.1%	211,119	157,417	34.1%
Percentage of total net sales	13.5%	14.5%		12.9%	13.6%
Other	175	253	N/M	600	983	N/M
	$553,662	$396,738	39.6%	$1,640,464	$1,154,661	42.1%
Gross Profit (Loss) by Reporting Segment
North America	$207,948	$176,256	18.0%	$645,166	$497,070	29.8%
North America gross margin	47.5%	52.1%		48.4%	50.2%
Europe	35,215	20,680	70.3%	91,692	56,228	63.1%
Europe gross margin	31.5%	37.7%		30.9%	36.1%
Asia/Pacific	1,402	1,139	N/M	3,948	3,590	N/M
Administrative and all other	(42)	(43)	N/M	(170)	(128)	N/M
	$244,523	$198,032	23.5%	$740,636	$556,760	33.0%
Income (Loss) from Operations
North America	$127,318	$100,229	27.0%	$400,336	$274,444	45.9%
North America operating margin	29.1%	29.6%		30.0%	27.7%
Europe	6,149	7,517	(18.2)%	10,339	15,681	(34.1)%
Europe operating margin	5.5%	13.7%		3.5%	10.1%
Asia/Pacific	234	313	N/M	898	941	N/M
Administrative and all other	(10,886)	(7,440)	N/M	(31,243)	(20,335)	N/M
	$122,815	$100,619	22.1%	$380,330	$270,731	40.5%

*	Unfavorable percentage changes are presented in parentheses, if any.
**	The Company manages its business by geographic segment but presents sales by product group as additional information.
N/M	Statistic is not material or not meaningful.

CONTACT:
Addo Investor Relations
investor.relations@strongtie.com
(310) 829-5400